Exhibit 99.1

IIoT-OXYS Inc. Completes its Acquisition of HereLab Inc., Strengthening its Capabilities in the Industrial Internet of Things (IIoT) Space.

CAMBRIDGE, MA / January 12, 2018 / IIoT-OXYS Inc. (Stock Symbol: ITOX) announced today that it has completed its acquisition of HereLab Inc. (www.herelab.io) and has thereby strengthened its capabilities and potential customer base in the Industrial Internet of Things (IIoT) Space. Giro DiBiase, CEO of IIoT-OXYS Inc., explained that “although HereLab Inc. is also an early stage company, they have a very impressive track record of capturing early adopter and early majority customers as well as teaming with industry-leading partners such as Arrow Electronics (NYSE: ARW). On the engineering front, they have OEM products for agriculture, irrigation and urban applications and have on-boarded over 35 sensors on application focused board, interface and enclosure designs. This design expertise gives IIoT-OXYS Inc. a tremendous boost in terms of developing and deploying bespoke solutions for current and future customers in a wide range of industrial sectors including manufacturing, civil infrastructure, agriculture, buildings, power generation and distribution, environmental monitoring, and beyond.”

Patrick Phillips, founder of HereLab and newly appointed VP of Product Development and Board Member for IIoT-OXYS, further observed that “at HereLab, we accelerate edge-focused IoT product development and deployment through field tested reference designs, focused channel partnerships and experienced execution. We are working with major chip designers, sensor manufacturers, Agriculture-IoT firms, commercial irrigation and connectivity corporations and others on a wide range of solution driven products and services which will be released starting in Q2 2018. We are very much looking forward to combining forces with IIoT-OXYS to significantly expand both capability and customer base. Together, we have very real product and execution synergies which will rapidly lead to sustainable revenue along a clear growth trajectory.”

Giro DiBiase, CEO of IIoT-OXYS Inc. added that “we welcome Patrick to our executive team and we value his significant analytical capability as well as his leadership skills in focusing our product development team on providing the maximum value for our customers and shareholders. This acquisition will bring new capabilities, new leadership strength, and new customers and channel partners to IIoT-OXYS. This all translates to enhanced revenue generation with great prospects for growth.”

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Giro DiBiase

CEO

IIoT- OXYS, Inc.

info@oxyscorp.com

+1 617 500 5101

www.oxyscorp.com

www.herelab.io

SOURCE: IIoT-OXYS Inc.